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                                                             Exhibit 10.108
                                                             Tiffany & Co.
                                                             Report on Form 10-K
                                                             Fiscal 1998

                              AMENDED AND RESTATED
                          TIFFANY & CO. RETIREMENT PLAN
                           FOR NON-EMPLOYEE DIRECTORS

By resolution of its Board of Directors taken January 19, 1989, Tiffany & Co. established this Retirement Plan for Non-Employee Directors as a non-qualified deferred compensation plan for the exclusive benefit of its non-employee directors. This plan has been subsequently amended by resolutions of the Board of Directors taken March 16, 1989 and January 21, 1999.

                                    ARTICLE I
                                  INTRODUCTION

Section 1.1 Name of Plan. The name of the plan is the "Tiffany & Co. Retirement Plan for Non-Employee Directors." It is also referred to as the "Plan."

Section 1.2       Effective Date. The effective date of the Plan is January 1,
                  1989.

                                   ARTICLE II
                                   DEFINITIONS

Section 2.1       "Administrator" shall mean the Secretary of the Company.

Section 2.2       "Board" shall mean the Board of Directors of the Company.

Section 2.3       "Company" shall mean Tiffany & Co., a Delaware corporation.

Section 2.4 "Compensation Committee" shall mean the Compensation Committee appointed by the Board, or its delegate.

Section 2.5       "Director" shall mean a member of the Board.

Section 2.6 "Non-Employee Director" shall mean a Director who, at the time he or she ceases to serve on the Board, is not an employee of the Company or any of its subsidiaries or affiliated business entities.

Section 2.7       "Participant" shall mean a Non-Employee Director.

Section 2.8 "Payment Date" shall mean the first business day of each calendar quarter.

Section 2.9 "Retainer" shall mean the lesser of (i) the annual retainer fee in effect at the time a Participant's service on the Board ceases, exclusive of additional fees,


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                  if any, paid with respect to service on Board committees and any fees paid on a per-meeting-attended basis and (ii)
                  $38,000.

Section 2.10 "Retirement Account Balance" shall mean, with respect to a Participant, an amount equal to (i) such Participant's full and fractional Years of Service (with partial months of service counted as full months) multiplied by (ii) such Participant's Retainer, minus (a) the pro-rata portion of the Retainer received by such Participant for any period during which such Participant did not serve in the capacity of Director except to the extent such portion has been forfeited (including forfeitures under the Company's 1988 Director Option Plan) or repaid by such Participant prior to the first Payment Date and (b) the sum of all payments made to such Participant pursuant to Section 3.3 below.

Section 2.11 "Retirement Age" shall mean, with respect to a Participant, the later of (i) such Participant's 65th birthday or (ii) the date such Participant ceases to serve on the Board.

Section 2.12 "Year of Service" shall mean each 12 month period subsequent to October 15, 1984 during which a Participant serves as a Director inclusive of any time served as a Director while an employee of the Company or any of its subsidiaries or affiliated business entities.

                                   ARTICLE III
                             BENEFITS UNDER THE PLAN

Section 3.1 Eligibility to Receive Benefits Under the Plan. A Participant under this Plan shall be eligible to receive benefits under this Plan only if, at the time he or she ceases to serve on the Board, such Participant (i) is vested pursuant to Section
                  3.2 below, and (ii) has not earned an accrued benefit under any retirement plan which is (a) sponsored by the Company or any of its subsidiaries or affiliated businesses and (b) qualified under Section 401 (a) of the Internal Revenue Code of 1986, as amended.

Section 3.2 Vesting of Benefits Under the Plan. No Participant shall be vested in any benefits until the Participant completes 5 years of Service on the Board. After a Participant completes 5 years of Service on the Board, the Participant's benefits under the Plan shall be fully vested. In the case of any break in service, all Years of Service shall be aggregated to measure the total Years of Service.

Section 3.3 Amount of Annual Benefit Payable Under The Plan. A Participant who is eligible to receive benefits under Section 3.1 shall be entitled to receive a quarterly benefit equal to the lesser of
                  (i) twenty-five percent (25%) of his or her Retainer or (ii) his or her Retirement Account Balance.


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Section 3.4       Time and Duration of Payments Under the Plan. Benefits under the Plan shall be paid on each Payment Date, provided the Participant is alive on such Payment Date, beginning with the Payment Date immediately following the date a Participant reaches Retirement Age and shall continue until the Participant's Retirement Account Balance equals zero (0).

                  In no event shall any benefits be paid under the Plan after the death of a Participant other than benefits due and payable under the Plan at the time of the death of the Participant.

                  Notwithstanding any other provision of this Plan to the contrary, the Compensation Committee may, in its sole discretion by majority approval of its members, direct that payments be made before such payments are otherwise due if, for any reason (including, but not limited to, a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, or a decision by a court of competent jurisdiction involving a Participant or beneficiary) it believes that a Participant or beneficiary has recognized or will recognize and will be required to pay federal income taxes in respect of amounts that are or will be payable to him or her under the Plan before they are paid. In making this determination, the Compensation Committee shall take into account the hardship that would be imposed on the Participant or beneficiary by the payment of federal income taxes under such circumstances.

Section 3.5 Non-Assignability of Interests. The interests herein and the right to receive benefits hereunder may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a Participant becomes bankrupt, the interests under the Plan of the person affected may be terminated by the Compensation Committee, which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such interests as it deems appropriate.

                                   ARTICLE IV
                               PLAN ADMINISTRATION

Section 4.1 Administration. The Plan shall be administered by the Administrator. However, the Compensation Committee shall have the authority to interpret the Plan and any such interpretation shall be final and binding on all parties. The Board, or if specifically delegated, its delegate, may amend or terminate the Plan at any time, provided that no such amendment or termination shall adversely affect the amounts payable or accrued under the Plan before the time of such amendment or termination


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                  unless the Participant becomes entitled to a benefit equal in value to such amount under another plan or practice adopted by the Company. The Company will pay for all distributions made pursuant to the Plan and for all costs, charges and expenses relating to the administration of the Plan.

Section 4.2 Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and the internal laws of the State of New York.


Certified as correct:


--------------------------
Patrick B. Dorsey
Secretary of Tiffany & Co.


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